Exhibit 7.1

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of November 8, 2021 (the “Effective Date”), is among Arhaus, Inc., a Delaware corporation (the “Company”), FS Equity Partners VI, L.P., a Delaware limited partnership (“FS Equity”), FS Affiliates VI, L.P., a Delaware limited partnership (“FS Affiliates” and together with FS Equity, “Sponsor”), John P. Reed (“Reed”), 2018 Reed Dynasty Trust u/a/d December 24, 2018 (“2018 Trust”), John P. Reed Trust u/a/d April 29, 1985 (“1985 Trust”), Reed 2013 Generation-Skipping Trust u/a/d October 22, 2013 (the “2013 Trust”), and The John P. Reed 2019 GRAT u/a/d December 31, 2019 (“2019 Trust” and together with Reed, 2018 Trust, 1985 Trust, the 2013 Trust, the “Reed Entities”).

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Company’s Capital Stock.

“Agreement” has the meaning set forth in the preamble.

“Board” means the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“End Date” shall mean the date on which Sponsor ceases to own at least 20% of the number of shares of Class A Common Stock held by the Sponsor on the Effective Date.

“Effective Date” has the meaning set forth in the preamble.

“Founder Director” has the meaning set forth in Section 3.01(b).

“FS Affiliates” has the meaning set forth in the preamble.

“FS Equity” has the meaning set forth in the preamble.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy, or soliciting such votes, written consents or proxies, with respect to the Common Stock in at each annual or special meeting of the stockholders of the Company called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, (ii)

causing the adoption of stockholders’ resolutions approving amendments to the organizational documents of the Company and the adoption of such amendments, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board of Directors, subject to any fiduciary duties that such members may have as directors of the Company (including pursuant to Section 3.02(c)), to act in a certain manner, including causing members of the Board of Directors or any nominating or similar committee of the Board of Directors (the “Nominating Committee”) to nominate, appoint or recommend the nomination, appointment or election of the Founder Director and the Sponsor Designees as provided by this Agreement, in each case, except to the extent action would violate applicable securities laws or stock exchange or stock market rules.

“Permitted Transferee” means:

(i) with respect to any stockholder of the Company who is a natural person, (a) such stockholder’s immediate family (for purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin), (b) any trust which is for the primary benefit of such stockholder or one or more members of such stockholder’s immediate family, and (c) a charitable organization that is controlled by such stockholder, including but not limited to a community foundation which permits donor participation in directing charitable donations from charitable gifts given by such stockholder;

(ii) with respect to any stockholder of the Company that is a trust, to (a) the settlor, trustee, or beneficiaries of the trust, or as otherwise permitted under the terms of the instrument governing the trust, (b) immediate family members of a trust beneficiary, and (c) any other trust, limited liability company, partnership, or other entity intended to act as an estate planning vehicle solely for the benefit of any of the foregoing persons;

(iii) with respect to any stockholder of the Company that is not a natural person or a trust, any Affiliate of such stockholder;

(iv) to the extent such stockholder is an investment fund, (a) any Related Person of such stockholder, (b) any investor in such stockholder that receives a pro rata distribution of shares of Common Stock to all investors in such stockholder, and (c) any Person acquiring all or substantially all of the investment portfolio of such stockholder;

provided, that in any of such cases, such Permitted Transferee (i) is an accredited investor within the meaning of Regulation D under the 1933 Act and (ii) executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Related Person” means, with respect to any Person, (i) an Affiliate of such Person, (ii) any investment manager, investment partnership, investment adviser or general partner of such Person, (iii) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment adviser, managing member or general partner is such Person or a Related Person of such Person and (iv) any equity investor, partner, officer, member or manager of such Person; provided, however, that no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.

“Representatives” means, with respect to any specified Person, such Person and such Person’s Affiliates, their successors and assigns and any of their respective agents, employees, stockholders, partners, members, representatives, officers, advisers and directors.

“Securities Act” means the Securities Act of 1933.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Designees” has the meaning set forth in Section 3.02(a).

SECTION 1.02. Rules of Construction.

(a) Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock issued and outstanding or held by a Stockholder, the number of shares of Common Stock deemed to be issued and outstanding or held by that Stockholder, unless specifically stated otherwise, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder and its Permitted Transferees.

(b) Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. All references to this Agreement include, whether or not expressly referenced, the Exhibits and Schedules attached hereto. References to a Section, paragraph, Exhibit or Schedule shall be to a Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein unless otherwise indicated. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties hereby severally represents and warrants to each of the other parties as follows:

SECTION 2.01. Authority; Enforceability. Such party (a) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement and (b) (in the case of parties that are not natural persons) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

SECTION 2.02. Consent. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those that have been made or obtained on or prior to the date hereof, in connection with (a) the execution or delivery of this Agreement or (b) the consummation of any of the transactions contemplated hereby.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01. Size and Composition. As of the Effective Time, the authorized number of directors on the Board shall be nine. From and after the Effective Date until the End Date, unless otherwise agreed in writing by Sponsor and the Reed Entities:

(a) each of Sponsor and Reed Entities and their respective Permitted Transferees shall (i) vote or otherwise give its consent in respect of all shares of Common Stock (whether now owned or hereafter acquired) owned by such Person, and (ii) take all other Necessary Action, to cause:

(A) the election to the Board of (I) John Reed or his designee (“Founder Director”), and (II) any Sponsor Designee designated by Sponsor in accordance with Section 3.02, in each case, subject to his or her election by the stockholders of the Company; and

(B) the removal from the Board of any director elected in accordance with clause (A) above, with or without cause, (I) in the case of the Founder Director, upon the written request of John Reed, and (II) in the case of the Sponsor Designee, upon the written request of the Sponsor.

(b) the Company shall take all Necessary Actions to cause (i) the matters set forth in clause (a) above to be carried out in accordance with the provisions thereof and (ii) the number of directors on the Board not to exceed eleven.

SECTION 3.02. Sponsor Designees.

(a) The Sponsor shall have the right, but not the obligation, to nominate for election or appointment to the Board (such nominees, the “Sponsor Designees”) (subject, as applicable, to their election by the stockholders of the Company) that number of individuals that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown below:

(i) two directors, so long as the Sponsor and its Permitted Transferees hold more than 60% of the number of shares of Class A Common Stock held by the Sponsor on the Effective Date, and

(ii) one director, so long as the Sponsor and its Permitted Transferees hold 20% or more of the number of shares of Class A Common Stock held by the Sponsor on the Effective Date.

(b) If the Sponsor has nominated fewer than the total number of Sponsor Designees the Sponsor is entitled to nominate pursuant to this Section 3.02, the Sponsor shall have the right, at any time, to nominate such additional number of Sponsor Designees to which it is entitled, in which case the other parties to this Agreement shall take all Necessary Actions, as requested by the Sponsor, to (x) increase the size of the Board as required to enable the Sponsor to so nominate such additional Sponsor Designees and (y) appoint such additional Sponsor Designees nominated by the Sponsor to fill such newly created vacancy or vacancies, as applicable.

(c) An individual designated by the Sponsor for election as a director shall comply with any applicable requirements of the governing documents of the Company and the charter for, and related guidelines of, the Nominating Committee.

SECTION 3.03. Committee Membership. On or prior to the End Date, the Sponsor and the Company shall take all Necessary Actions to cause each of the Compensation Committee of the Board and the Nominating Committee of the Board to include in its membership at least one of the Sponsor Nominees designated by the Sponsor.

SECTION 3.04. Subsidiaries. Except as otherwise agreed to among the Sponsor, John Reed and the Company, the Company shall take all necessary action to cause the membership of the board of directors (or similar governing body) of Arhaus, LLC (or of a successor entity thereto that is the primary operating business of the Company and its subsidiaries) to be the same as that of the Board.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made at the address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify in writing in accordance with this Section 4.01; provided, that:

(a) unless otherwise specified by FS Equity or FS Affiliates in a notice delivered by FS Equity or FS Affiliates in accordance with this Section 4.01, any notice required to be delivered to Sponsor shall be properly delivered if delivered to:

FS Equity Partners VI, L.P.

c/o Freeman Spogli & Co.

11100 Santa Monica Boulevard, Suite 1900

Los Angeles, CA 90025

Attention: Brad Brutocao

Telephone: (310) 444-1822

Facsimile: (310) 444-1870

with copies (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attention: Christina Edling Melendi, Esq.

Telephone: (212) 309-6949

Facsimile: (212) 309-6001

(b) unless otherwise specified by a Reed Entity in a notice delivered by such Reed Entity in accordance with this Section 4.01, any notice required to be delivered to the Reed Entity shall be properly delivered if delivered to:

Arhaus, Inc.

51 E. Hines Hill Road

Boston Heights, OH 44236

Attention: John Reed

Telephone: (440) 439-7700

with copies (which shall not constitute notice) to:

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, OH 44114

Attention: Albert Adams

Telephone: : (216) 861-7090

Facsimile: (216) 696-0740

and

(c) unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 4.01, any notice required to be delivered to the Company shall be properly delivered if delivered to:

Arhaus, Inc.

51 E. Hines Hill Road

Boston Heights, OH 44236

Attention: General Counsel

Telephone: (440) 439-7700

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, OH 44114

Attention: Suzanne Hanselman

Telephone: (216) 861-7090

Facsimile: (216) 696-0740

Notice shall be delivered (i) by nationally recognized overnight courier delivery for next business day delivery, (ii) by hand delivery, or (iii) by facsimile or electronic mail transmission if confirmation of transmission is received by the sender or no failure message is generated. Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party. Each such notice or other communication shall for all purposes of this Agreement be treated as effective, or as having been given, only upon receipt thereof at the address specified hereunder.

SECTION 4.02. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

SECTION 4.03. Amendment. This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived except by a written instrument executed by the Reed Entities and the Sponsor; provided, that no amendment, restatement, modification, supplement or waiver of this Agreement that adversely affects the Company shall be effective without the written consent of the Company (it being understood that requirements regarding Board and committee membership shall not be deemed to adversely affect the Company).

SECTION 4.04. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto except as otherwise expressly stated hereunder or with the prior written consent of the Reed Entities and the Sponsor.

SECTION 4.05. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court located in Delaware county and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

SECTION 4.06. Waiver of Jury Trial. Each party to this Agreement, for itself and its Related Persons, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.

SECTION 4.07. Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

SECTION 4.08. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 4.09. Additional Securities Subject to Agreement. All shares of Common Stock that any party hereto hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering) whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Common Stock are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

SECTION 4.10. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 4.11. Counterparts. This Agreement may be executed, including by way of electronic signature (pdf and facsimile formats included), in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

SECTION 4.12. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

SECTION 4.13. Further Assurances. Each party agrees that he, she or it shall, from time to time after the date of this Agreement, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by any other party to carry out the transactions contemplated by this Agreement.

SECTION 4.13. Specific Performance. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

SECTION 4.14. Complete Agreement. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company, Sponsor and the Reed Entities have executed this Agreement as of the day and year first above written.

ARHAUS, INC.

By:	/s/ Allan Churchmack
Name: Allan Churchmack
Title: General Counsel and Secretary

FS EQUITY PARTNERS VI, L.P.

By: FS Capital Partners VI, LLC, its general partner

By:	/s/ Brad J. Brutocao
Name: Brad J. Brutocao
Title: Managing Member

FS AFFILIATES VI, L.P.

By: FS Capital Partners VI, LLC, its general partner

By:	/s/ Brad J. Brutocao
Name: Brad J. Brutocao
Title: Managing Member

/s/ John P. Reed
JOHN P. REED

2018 REED DYNASTY TRUST U/A/D DECEMBER 24, 2018

By:	/s/ William T. Beargie
Name:William T. Beargie
Title: Trustee

By:	/s/ Albert T. Adams
Name:Albert T. Adams
Title: Trustee

JOHN P. REED TRUST, U/A/D APRIL 29, 1985

By:	/s/ John Reed
Name:John Reed
Title: Trustee

REED 2013 GENERATION-SKIPPING TRUST U/A/D OCTOBER 22, 2013

By:	/s/ William T. Beargie
Name:William T. Beargie
Title: Trustee

[Signature Page to Investor Rights Agreement]

By:	/s/ Albert T. Adams
Name: Albert T. Adams
Title: Trustee

THE JOHN P. REED 2019 GRAT U/A/D DECEMBER 31, 2019

By:	/s/ John Reed
Name: John Reed
Title: Trustee